Exhibit 5

UNITED MEXICAN STATES

MEDIUM-TERM NOTES, SERIES A

DUE NINE MONTHS OR MORE

FROM DATE OF ISSUE

EXCHANGE RATE AGENCY AGREEMENT

This EXCHANGE RATE AGENCY AGREEMENT (this “Agreement”), dated as of April 15, 2015, is made by and between the United Mexican States (“Mexico”) and Deutsche Bank Trust Company Americas (the “Exchange Rate Agent,” which term shall, unless the context otherwise requires, include its successors and assigns);

WHEREAS, Mexico has authorized the issuance of multiple series of its Global Medium-Term Notes, Series A, Due Nine Months or More from Date of Issue (the “Notes”), which will be represented by Notes in denominations of U.S. $2,000 and integral multiples of $1,000 in excess of such amount, except that Notes denominated in other currencies or currency units (the “Multi-Currency Notes”) will have authorized denominations as set forth in a supplement (the “Pricing Supplement”) to the applicable prospectus supplement relating to the Notes (the “Prospectus Supplement”);

WHEREAS, the Multi-Currency Notes will be issued pursuant to an indenture dated as of November 17, 2014 (as amended from time to time, the “Indenture”), between Mexico and Deutsche Bank Trust Company Americas, as trustee (the “Trustee,” which term shall, unless the context otherwise requires, include successors and assigns) and the Notes authorization certificate of Mexico dated November 17, 2014, and any other authorization certificates relating to the issuance of Notes executed from time to time thereafter (collectively, the “Authorization”); and

WHEREAS, under the circumstances described below and as specified in the applicable Pricing Supplement, the principal of and any premium or interest on the Multi-Currency Notes may be paid in U.S. dollars from funds in the currency or currency unit specified in the applicable Pricing Supplement (the “Specified Currency”) paid to the Trustee by Mexico, except with respect to holders of Multi-Currency Notes who elect to receive such payments in the Specified Currency and except with respect to Multi-Currency Notes which are payable only in the Specified Currency as indicated on the face thereof.

NOW IT IS HEREBY AGREED that:

1. Appointment of Agent. Mexico hereby appoints Deutsche Bank Trust Company Americas as the Exchange Rate Agent, under the Indenture, at its principal corporate trust office in The City of New York, State of New York, U.S.A. and the Exchange Rate Agent hereby accepts such appointment as Mexico’s agent for the purpose of (a) obtaining exchange rates for Specified Currencies and (b) converting Specified Currencies to U.S. dollars or U.S. dollars to Specified Currencies for the payment of the principal of, premium (if any) or interest on the Multi-Currency Notes to holders of Multi-Currency Notes who are to be paid in U.S. dollars or Specified Currencies, as the case may be, and for the purpose of performing the other services hereinafter described upon the terms and subject to the conditions hereinafter mentioned.

2. Payment Dates. Payments of interest, principal and premium (if any) on the Multi-Currency Notes will be made on the various dates provided in the applicable Pricing Supplement. Each such day on which principal of, and any premium or interest on, the Notes shall be payable is referred to herein as a “Payment Date.”

3. Determination of Exchange Rate.

(a) Mexico shall notify the Exchange Rate Agent at least seven Business Days (as hereafter defined) prior to each Payment Date for a Multi-Currency Note on which, or with respect to which, Mexico desires the Exchange Rate Agent to quote an exchange rate for the purchase of U.S. dollars with a given Specified Currency or for the purchase of a Specified Currency with U.S. dollars.

(b) If Mexico desires the Exchange Rate Agent to obtain an exchange rate quotation (which, for clarification, shall not be deemed to be for the purpose of the Exchange Rate Agent effecting a currency exchange pursuant to Section 4 hereof) for the purchase of U.S. dollars with a Specified Currency or for the purchase of a Specified Currency with U.S. dollars, the following procedures shall be followed:

(i) After sending the notice referred to in subsection (a) of this Section, Mexico will provide, or cause to be provided, to the Exchange Rate Agent, as of approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable Payment Date, the quotation for the Specified Currency appearing at such time on the bank composite or multi-contributor pages of the Quoting Source (as defined below) containing bids by at least three banks (one of which may be the Exchange Rate Agent or an affiliate of the Exchange Rate Agent). Upon receipt of the foregoing, the Exchange Rate Agent will select the quotation with respect to the Specified Currency which will yield the greatest number of U.S. dollars upon conversion from such Specified Currency or the greatest number of such Specified Currency upon conversion from U.S. dollars, as the case may be (the “Exchange Rate”). The Exchange Rate Agent will promptly notify Mexico of the Exchange Rate, and such rate will be deemed the Exchange Rate unless Mexico disputes in writing the Exchange Rate Agent’s selection. The “Quoting Source” shall mean Reuters Monitor Foreign Exchange Service or, if Mexico determines that such service is not available, the Moneyline Telerate Monitor Foreign Exchange Service. If Mexico (or Mexico’s designee) determines that neither service is available, Mexico and the Exchange Rate Agent shall agree on a comparable display or other comparable manner of obtaining quotations and such display or manner shall become the Quoting Source.

(ii) If fewer than three bid quotations are available at the time a determination is to be made by the Exchange Rate Agent pursuant to subsection (b)(i) above, then the Exchange Rate Agent shall, on the second Business Day prior to such Payment Date, notify Mexico and the Trustee of the noon rate in the Specified Currency provided in the page FXC<GO> on the Bloomberg terminal (the “Market Exchange Rate”) as of such second Business Day. If the Market Exchange Rate for such date is not then available, the Exchange Rate Agent shall immediately notify Mexico and the Trustee of the Market Exchange Rate most recently available to the Exchange Rate Agent for such Specified Currency (or that no such Market Exchange Rate is available to the Exchange Rate Agent). If no such Market Exchange Rate is available to the Exchange Rate Agent, Mexico may request in writing for the Exchange Rate Agent to provide to Mexico, on the second Business Day preceding the applicable Payment Date, the Exchange Rate Agent’s then prevailing internal conversion rate for the purchase of U.S. dollars with a Specified Currency or for the purchase of a Specified Currency with U.S. dollars, as applicable. If such rate is available, the Exchange Rate Agent will notify Mexico of such rate promptly after it is available.

4. Exchange of Currencies. If Mexico desires the Exchange Rate Agent to purchase a given Specified Currency with U.S. dollars or U.S. dollars with a given Specified Currency, the following procedures shall be followed:

(a) Mexico shall notify the Exchange Rate Agent at least seven Business Days prior to each Payment Date for a Multi-Currency Note on which, or with respect to which, Mexico desires the Exchange Rate Agent to purchase a Specified Currency with U.S. dollars or purchase U.S. dollars with a Specified Currency. Such notice shall also specify the account (the “Designated Account”) which the Exchange Rate Agent is authorized to debit in making payment for the Specified Currency or U.S. dollars, as the case may be.

(b) On or before 11:00 a.m., New York City time, on the Second Business Day prior to the Payment Date, the Exchange Rate Agent shall purchase a given amount of the Specified Currency or U.S. dollars, as the case may be with, respectively, U.S. dollars or such Specified Currency for delivery on the Payment Date. The Exchange Rate Agent shall convert, subject to applicable laws or regulations, the Specified Currency or U.S. dollars, as the case may be, to the currency as instructed, using its then prevailing internal conversion rate, which conversion shall be conducted in a commercially reasonable manner. In no event shall the Exchange Rate Agent be liable to any party for the conversion rate so obtained. The Exchange Rate Agent may earn a normal and customary spread for such conversion. The Exchange Rate Agent shall notify Mexico and the Trustee of the rate of exchange. At or before the opening of business on the Payment Date, Mexico shall deposit in the Designated Account the amount of U.S. dollars or Specified Currency, as the case may be, required for such purchase on such Date (the “Required Amount”). On the Payment Date, the Exchange Rate Agent will: (i) debit the Designated Account for the Required Amount, (ii) effect such exchange, and (iii) transfer such amount of the Specified Currency or U.S. dollars, as the case may be, to the relevant Paying Agent.

5. Failure to Obtain Exchange Rate. If the Exchange Rate Agent is not able to obtain rates pursuant to Section 3 hereof or convert currency pursuant to this Section 4 for execution on the Payment Date, the Exchange Rate Agent shall promptly notify Mexico and the Trustee. Anything in this Agreement to the contrary notwithstanding, the Exchange Rate Agent shall bear no liability for its inability to obtain such rates or effect such currency conversion unless such inability was the result of its fraud, gross negligence or willful misconduct.

6. Fees and Expenses. So long as any of the Multi-Currency Notes remain outstanding, Mexico will pay to the Exchange Rate Agent a fee to be mutually agreed upon in writing from time to time by Mexico and the Exchange Rate Agent in respect of the Exchange Rate Agent’s services to be rendered hereunder. Mexico shall reimburse the Exchange Rate Agent for all reasonable and documented expenses, disbursements and advances incurred or made by it in connection with the services rendered by it under this Agreement (including legal fees and expenses). It is understood that all currency exchange costs will be borne by the holders of Multi-Currency Notes when electing to receive U.S. dollars or the Specified Currency, as applicable, and will be deducted by the Exchange Rate Agent from funds transmitted.

7. Terms and Conditions. The Exchange Rate Agent accepts its obligations herein set out upon the terms and subject to the conditions hereof, including the following, to all of which Mexico agrees:

(i) in acting under this Agreement and in connection with the Notes, the Exchange Rate Agent is acting solely as agent of Mexico and does not assume (a) any other relationship of trust for or with Mexico, or (b) any obligation toward, or any relationship of agency or trust for or with, any of the holders of the Notes;

(ii) unless otherwise specifically provided herein, any order, certificate, notice, request, direction or other paper, document, or communication from Mexico made or given under any provision of this Agreement shall be sufficient if signed by any person whom the Exchange Rate Agent reasonably believes is a duly authorized official of Mexico, and the Exchange Rate Agent may conclusively rely and shall be protected in acting or refraining from acting upon any such paper, document or communication believed by it to be genuine and to have been signed or presented by the proper party or parties;

(iii) neither the Exchange Rate Agent nor its officers, directors, employees, agents or attorneys shall be liable to Mexico for any act or omission hereunder, or for any error of judgment made in good faith by it or them, except in the case of its or their fraud, gross negligence or willful misconduct;

(iv) the Exchange Rate Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it;

(v) the Exchange Rate Agent may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Exchange Rate Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

(vi) neither the Exchange Rate Agent nor Mexico shall be bound by any modification of this Agreement unless in writing and signed by the parties hereto;

(vii) the Exchange Rate Agent shall be obliged to perform only such duties as are set out specifically herein, and no implied duties or obligations shall be read into this Agreement against it;

(viii) before the Exchange Rate Agent acts or refrains from acting, it may consult with counsel satisfactory to it and shall not be liable for any action taken or omitted to be taken in good faith reliance upon the advice of such counsel;

(ix) the Exchange Rate Agent, whether acting for itself or in any other capacity, its officers, directors, employees and shareholders may become the owner or pledgee of Notes with the same rights as it would have had if it were not acting hereunder as Exchange Rate Agent;

(x) in no event shall the Exchange Rate Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Exchange Rate Agent has been advised of the likelihood of such loss or damage and regardless of the form of action;

(xi) the Exchange Rate Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Exchange Rate Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility);

(xii) in order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable Law”), the Exchange Rate Agent is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Exchange Rate Agent. Accordingly, each of the parties agree to provide to the Exchange Rate Agent, upon its request in writing from time to time such identifying information and documentation as may be available for such party in order to enable the Exchange Rate Agent to comply with Applicable Law;

(xiii) the Exchange Rate Agent makes no representations and has no responsibility for the validity, sufficiency, value or genuineness of any of the certificates or the Notes represented thereby; and

(xiv) the Exchange Rate Agent shall incur no liability hereunder except for loss sustained by reason of its bad faith, gross negligence or willful misconduct.

8. Resignation; Removal; Successors. (a) Except as provided below, the Exchange Rate Agent may at any time resign as Exchange Rate Agent by giving written notice to Mexico of such intention on its part, specifying the date on which its desired resignation shall become effective, provided that such notice shall be given not fewer than 60 days prior to the said effective date unless Mexico agrees in writing to accept less notice. Except as provided below, the Exchange Rate Agent hereunder may be removed by the filing with it of an instrument in writing signed by Mexico specifying such removal and the date when it shall become effective (such effective date being at least 10 days after the said filing and not fewer than 5 days before the next Payment Date).

(b) If at any time the Exchange Rate Agent shall resign or be removed, or shall become incapable of acting or shall be adjudged bankrupt or insolvent, or an order is made or effective resolution is passed to wind up the Exchange Rate Agent, or if the Exchange Rate Agent shall file a voluntary petition in bankruptcy or make an assignment for the benefit of its creditors, or shall consent to the appointment of a receiver or administrator of all or any substantial part of its property or other similar official, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or administrator of the Exchange Rate Agent or of all or any substantial part of its property or other similar official shall be appointed, or if any order of any court shall be entered approving any petition filed by or against the Exchange Rate Agent under the provisions of any applicable bankruptcy or insolvency law, or if any public officer shall take charge or control of the Exchange Rate Agent or its property or affairs for the purpose of rehabilitation, conservation or liquidation, then a successor Exchange Rate agent, which shall be the office in The City of New York of a leading bank doing business in the market of the various Specified Currencies, shall be appointed by Mexico by an instrument in writing filed with the successor Exchange Rate Agent. Upon the effective date of the Exchange Rate Agent’s resignation or removal, the Exchange Rate Agent so removed or resigning shall cease to be Exchange Rate Agent hereunder. Notice of any such removal or replacement under Section 6(a) shall be given by Mexico to any holders of Multi-Currency Notes as soon as practicable thereafter. Upon resignation or removal, the Exchange Rate Agent shall be entitled to the payment by Mexico of its compensation, if any is owed to it, for services rendered hereunder and to the reimbursement of all reasonable and documented out-of-pocket expenses incurred in connection with the services rendered by it hereunder and to the payment of all other reasonable and documented amounts owed to it hereunder.

(c) Any successor Exchange Rate Agent hereunder shall execute and deliver to its predecessor and Mexico an instrument accepting such appointment hereunder, and thereupon such successor Exchange Rate Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named the Exchange Rate Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obliged to transfer and deliver, and such successor Exchange Rate Agent shall be entitled to receive, copies of any relevant records maintained by such predecessor Exchange Rate Agent.

(d) Any corporation into which the Exchange Rate Agent may be merged or converted, any corporation with which the Exchange Rate Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Exchange Rate Agent shall be a party, or any entity succeeding to all or substantially all the corporate trust assets or business of the Exchange Rate Agent shall, to the extent permitted by applicable law and provided that it shall be a responsible financial firm or institution having an established place of business in The City of New York, be the successor Exchange Rate Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. Notice of any such merger, conversion or consolidation shall forthwith be given to Mexico and the Exchange Rate Agent.

9. Business Day. As used herein, “Business Day” means any day except a Saturday or Sunday, other than a legal holiday, or on which (x) banking institutions are not required or authorized by law or regulation to close in (i) The City of New York and (ii) the financial center of the country issuing the Specified Currency and (y) if the Notes are denominated in euros, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system is open.

10. Indemnification. Mexico will indemnify the Exchange Rate Agent for, and hold it harmless against, any and all loss, liability, damage, claim or expense (including the costs and expenses of defending against any claim (regardless of who asserts such claim) of liability) incurred by the Exchange Rate Agent that arises out of or in connection with its accepting appointment as, or acting as, Exchange Rate Agent hereunder except such as may result from the fraud, gross negligence or willful misconduct of the Exchange Rate Agent or any of its agents or employees. The Exchange Rate Agent shall incur no liability and shall be indemnified and held harmless by Mexico for or in respect of any actions taken, omitted to be taken or suffered to be taken in good faith by the Exchange Rate Agent in reliance upon (i) the opinion or advice of legal or other professional advisors satisfactory to it, or (ii) written instructions from Mexico. This section shall survive termination of this Agreement and the resignation or removal of the Exchange Rate Agent.

11. Notices. Any notice required to be given hereunder shall be delivered in person, sent by letter, electronic mail in PDF, telecopy or communicated by telephone (subject, in the case of communication by telephone, to confirmation dispatched within two Business Days by letter, facsimile or telex), in the case of (a) Mexico, to Secretaría de Hacienda y Crédito Público, Insurgentes Sur 1971, Torre 3, Piso 7, Col. Guadalupe Inn, Delegación Alvaro Obregón, 01020 Mexico, D.F. (Attention: Alejandro Díaz de León Carrillo), (b) the Exchange Rate Agent, to Deutsche Bank Trust Company Americas, as Exchange Rate Agent, Trust and Agency Services, 60 Wall Street, 16th Floor, Mail Stop NYC60-1630, New York, New York 10005, USA, Attention: Corporates Team, United Mexican States, telecopy no.: (732) 578-4635 with a copy to: Deutsche Bank Trust Company Americas, c/o Deutsche Bank National Trust Company, Trust and Agency Services, 100 Plaza One – 6th Floor, Mail Stop: JCY03-0699, Jersey City, NJ 07311-3901, USA Attn: Corporates Team, United Mexican States, telecopy no: (732) 578-4635, and (c) the Trustee, to Deutsche Bank Trust Company Americas, as Trustee, Trust and Agency Services, 60 Wall Street, 16th Floor, Mail Stop NYC60-1630, New York, New York 10005, USA, Attention: Corporates Team, United Mexican States, telecopy no.: (732) 578-4635, with a copy to: Deutsche Bank Trust Company Americas, c/o Deutsche Bank National Trust Company, Trust and Agency Services, 100 Plaza One – 6th Floor, Mail Stop: JCY03-0699, Jersey City, NJ 07311-3901, USA Attn: Corporates Team, United Mexican States, telecopy no: (732) 578-4635 or, in any case, to any other address of which the party receiving notice shall have notified the party giving such notice in writing. Any notice hereunder given by facsimile or letter shall be deemed to be served when in the ordinary course of transmission or post, as the case may be, it would be received.

12. Governing Law; Submission to Jurisdiction; Jury Trial Waiver. Except that matters relating to the authorization and execution of this Agreement by Mexico shall be governed by the laws of Mexico, this Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

The parties hereto irrevocably submit to the jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York, in respect of any action based on this Agreement and irrevocably waive any objection which they may have to the venue of any such court in respect of any such action. The parties hereto irrevocably waive and agree not to plead any immunity from the jurisdiction of any such court to which they might otherwise be entitled in any action based on this Agreement, except that under Article 4 of the Federal Code of Civil Procedure of Mexico attachment prior to judgment or attachment in aid of execution may not be ordered by Mexican courts against property of Mexico.

EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

13. Severability of Provisions. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

15. Benefit of Agreement. Except as provided herein, this Agreement is solely for the benefit of the parties hereto and their successors and assigns and no other person shall acquire or have any rights under or by virtue hereof.

IN WITNESS WHEREOF, this Exchange Rate Agency Agreement has been entered into as of the day and year first above written.

THE UNITED MEXICAN STATES

By:	/s/ ALEJANDRO DÍAZ DE LEÓN CARRILLO
Name: Alejandro Díaz de León Carrillo
Title: Deputy Undersecretary for Public Credit of the Ministry of Finance and Public Credit

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Exchange Rate Agent

By:	Deutsche Bank National Trust Company

By:	/s/ JACQUELINE BARTNICK
Name: Jacqueline Bartnick
Title: Director

By:	/s/ WANDA CAMACHO
Name: Wanda Camacho
Title: Vice President